EX 99.28(h)(31)

PLAN OF REORGANIZATION

JACKSON VARIABLE SERIES TRUST
JNAM Guidance – Maximum Growth Fund

JNL SERIES TRUST
JNL Disciplined Growth Fund

This Plan of Reorganization has been entered into on September 22, 2017, by JACKSON VARIABLE SERIES TRUST (“JVST”), a Massachusetts business trust, on behalf of its JNAM Guidance – Maximum Growth Fund (the “Maximum Growth Fund,” or the “Acquired Fund”), and JNL SERIES TRUST (“JNLST”), a Massachusetts business trust, on behalf of its JNL Disciplined Growth Fund (the “Disciplined Growth Fund,” or the “Acquiring Fund”).

WHEREAS, JVST and JNLST are both registered with the U.S. Securities and Exchange Commission in accord with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), each as an open-end management investment company, and each has established several separate series of shares (“funds”), with each fund having its own assets and investment policies;

WHEREAS, JVST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JVST, has determined that the transaction described herein is fair and reasonable, that participation in the transaction described herein is in the best interests of the Acquired Fund, and that the interests of the existing shareholders of the Acquired Fund will not be diluted as a result of the transaction described herein;

WHEREAS, JNLST’s Board of Trustees, including a majority of the Trustees who are not interested persons of JNLST, has determined that the transaction described herein is fair and reasonable, that participation in the transaction described herein is in the best interests of the Acquiring Fund, and that the interests of the existing shareholders of the Acquiring Fund will not be diluted as a result of the transaction described herein;

WHEREAS, Article II, Section 1 of JVST’s Declaration of Trust, dated September 7, 2011, as amended April 27, 2015 (the “JVST Declaration of Trust”), authorizes the Board of Trustees to conduct the business of JVST and carry on its operations;

WHEREAS, Article IV, Section 3 of JNLST’s Agreement and Declaration of Trust, dated June 1, 1994 (the “JNLST Declaration of Trust”), authorizes the Board of Trustees to conduct the business of JNLST and carry on its operations;

1.	, on the Closing Date. Those valuations shall be made in the usual manner as provided in the relevant prospectus of JVST or JNLST.

2.
Upon completion of the foregoing transaction, the Acquired Fund shall be terminated and no further shares shall be issued by it. The classes of JVST’s shares representing such Acquired Fund shall thereupon be closed and the shares previously authorized for those classes shall be reclassified by JVST’s Board of Trustees.  JVST’s Board of Trustees and management of JVST shall take whatever actions may be necessary under Massachusetts law and the 1940 Act to effect the termination of the Acquired Fund.

3.
The costs and expenses associated with the Reorganization relating to the solicitation of proxies, including preparing, filing, printing, and mailing of the proxy statement and related disclosure documents, and the costs and expenses related to obtaining a consent of independent registered public accounting firm will be borne by Jackson National Asset Management, LLC (“JNAM”), and no sales or other charges will be imposed on Contract Owners in connection with the Reorganization.  The legal expenses associated with the Reorganization, including the legal fees incurred in connection with the analysis under the Code of the tax treatment of this transaction, will also be borne by JNAM.

4.
The obligations of the Terminating Fund and the Continuing Fund to complete the transaction described herein shall be subject to receipt by the Terminating Fund and the Continuing Fund of an opinion of tax counsel substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury Regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, and subject to certain qualifications, (a) under Section 723 of the Code, the Continuing Fund’s tax basis in the assets of the Terminating Fund treated as transferred to the Continuing Fund in the Reorganization will more likely than not be the same as the Terminating Fund’s tax basis in such assets immediately prior to the Reorganization; and

(b) under Section 1223(2) of the Code, the Continuing Fund’s holding periods in the assets treated as received from the Terminating Fund in the Reorganization will more likely than not include the Terminating Fund’s holding periods in such assets.  The delivery of such opinion is conditioned upon receipt by tax counsel of representations it shall request from the Terminating Fund and the Continuing Fund.

A copy of each of the JVST Declaration of Trust and the JNLST Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. Notice is hereby given that this instrument is executed on behalf of the Trustees as Trustees, and is not binding on any of the Trustees, officers, or shareholders of JVST or JNLST individually, but only binding on the assets and properties of the Acquired Fund or the Acquiring Fund, respectively.

IN WITNESS WHEREOF, JVST, on behalf of the Maximum Growth Fund, and JNLST, on behalf of the Disciplined Growth Fund, have caused this Plan of Reorganization to be executed and attested in the City of Chicago, State of Illinois, on the date first written above.

JNL Series Trust

By:	/s/ Mark D. Nerud
Mark D. Nerud, Trustee, President, and
Chief Executive Officer

Attest:	/s/ Susan S. Rhee
Susan S. Rhee, Vice President, Counsel
(Chief Legal Officer), and Secretary

Jackson Variable Series Trust

By:	/s/ Mark D. Nerud
Mark D. Nerud, Trustee, President, and
Chief Executive Officer

Attest:	/s/ Susan S. Rhee
Susan S. Rhee, Vice President, Chief Legal
Officer, and Secretary